Exhibit 99.1

Planet Green Holdings Corp. Receives NYSE Deficiency Notification Regarding Shareholders’ Equity

NEW YORK, Dec. 9, 2025 /PRNewswire/ -- Planet Green Holdings Corp. (“Planet Green”, the “Company”) (NYSE American: PLAG) announced that on December 8, 2025, Planet Green Holdings Corp. (the “Company”) received a notice from the New York Stock Exchange (“NYSE”) that it is below the continued listing criteria under Sections 1003(a)(i), (ii), and (iii) o of the NYSE’s listing standards set forth in Part 10 of the NYSE American Company Guide (“Company Guide”), because the Company reported stockholders’ deficit of ($573,528) at September 30, 2025, and has had losses in its five most recent fiscal years ended December 31, 2024. The Company is also not currently eligible for any exemption in Section 1003(a) of the Company Guide from the stockholders’ equity requirements.

In connection with its non-compliance with Sections 1003(a)(i), (ii), and (iii) of the Company Guide, the Company must submit a plan by January 7, 2026, advising of actions it has taken or will take to regain compliance with the continued listing standards by June 8, 2027. During the eighteen-month cure period, the Company’s common stock will continue to be listed and traded on the NYSE, subject to the Company’s continued compliance with the NYSE’s other applicable listing rules.

About Planet Green Holdings Corp.

Planet Green Holdings Corp. (“Planet Green”), headquartered in Flushing, New York, is a Nevada holding company with business operations conducted through its subsidiaries in mainland China and Canada. Planet Green operates a diversified portfolio of businesses, including consumer products, chemical products, and online advertising.

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in our reports filed with the Securities and Exchange Commission, which are available, free of charge, on the SEC’s website at www.sec.gov.

For more information please contact: Ms. Lili Hu Chief Financial Officer Phone: 718 799 0380 Email: hulili@planetgreenholdings.com